GALENFEHA AQUIRES ALL ASSETS AND OPERATIONS OF FRONTIER OILFIELD SERVICES, INC.

FORT WORTH, TEXAS, December 26, 2018—Galenfeha, Inc. (OTC:GLFH) shared today that it signed a definitive agreement to acquire all assets and operations of Frontier Oilfield Services, Inc. (OTCQB:FOSI). In consideration for the release of all of the liabilities against the assets and operations of Frontier, Galenfeha will issue one share of Preferred Stock for each share of Common stock of Frontier which is approximately 15 million shares. Frontier Oilfield Services, Inc. (OTCQB:FOSI) is an SEC fully reporting company, listed on the OTCQB.

Mr. Trey Moore, Galenfeha’s CEO, stated: ‘2018 is shaping up to be our highest revenue and earnings year since the inception of the company. With the continued growth of our Fleaux Solutions division and this latest acquisition, we are solidifying growth in 2019.’ Galenfeha’s Fleaux Solutions Division uses patented technology to reduce State and Local Government cost in the repair and rehabilitation of wastewater routing. The technology primarily uses a polymer that is inserted into pipelines, expanded, and then cured with Ultraviolet Light. This method allows for repairs to be made without complete removal and replacement of water lines.

Mr. James Ketner, Galenfeha’s founder and Executive Chairman commented: ‘We had some headwinds in 2018, made some mistakes, and we have learned some valuable lessons. Our goal for 2019 is to continue to add other sources of revenue, improve our balance sheet, and organically grow our current operations.’ Frontier Oilfield Services, Inc. is engaged in the disposal of saltwater and other oilfield fluids. The company owns and operates eight disposal wells located in Barnett Shale region and East Texas. Its oilfield services include hydraulic fracturing fluid recovery and disposal, and saltwater disposal well schematic. The company was founded on March 24, 1995 and is headquartered in Shreveport, LA.

Mr. Moore closed: ‘We believe with the successful execution of this latest acquisition, we are paving the way forward with companies and management teams who can see the value of building a diversified company based on brick and mortar foundations.’

Contact:
Galenfeha, Inc.
817-945-6448
info@galenfeha.com

Forward-Looking Statements: Except for historical information contained in this release, the matters discussed are forward-looking statements that involve risks and uncertainties. When used in this release, words such as "anticipate," "believes," "estimate," "expect," "should," "intend," "projects," "objective," and "appears," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization, or technological difficulties; the regulatory and trade environment; the impact of reimbursement rates and coverage; and the risk factors reported from time to time in the Company's SEC reports. The Company undertakes no obligation to revise any forward-looking statements as a result of future events or developments.